                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant To Section 14(a) of The
                        Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                TRIAD PARK, LLC
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          membership interests, no par value
          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          17,695,965 shares
          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          $1.32 per share purchased ($23,358,673)
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     (4)  Proposed maximum aggregate value of transaction:

          $23,358,673
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     (5)  Total fee paid:

          $4,672
          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          $4,672
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     (2)  Form, Schedule or Registration Statement No.:

          Schedule 13E-3
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     (3)  Filing Party:

          Joint-Triad Park, LLC, TPL Acquisition, LLC, and Richard C. Blum
          & Associates, LP
          ---------------------------------------------------------------------
     (4)  Date Filed:

          October 14, 1997
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                                TRIAD PARK, LLC
                                3055 TRIAD DRIVE
                              LIVERMORE, CA 94550

                                                               NOVEMBER   , 1997

DEAR SHAREHOLDER:

     You are cordially invited to attend a special meeting of shareholders of Triad Park, LLC (the "Company") to be held at the offices of the Company, 3055
Triad Drive, Livermore, California, on             , December   , 1997 at 9:00
a.m. local time (the "Special Meeting"). A Notice of the Special Meeting, a Proxy Statement, related information about the Company and a proxy card are enclosed. All holders of the Company's outstanding membership interests (the
"Shares") as of November   , 1997 are entitled to notice of and to vote at the
Special Meeting.

     At the Special Meeting, you will be asked to consider and to vote upon a proposal to approve an Agreement of Merger, dated September 9, 1997 (the "Merger Agreement"), by and among the Company, Richard C. Blum & Associates, LP, a California limited partnership ("RCBA"), and TPL Acquisition, LLC, a Delaware limited liability company (the "Acquisition LLC"), an affiliate of RCBA, pursuant to which the Acquisition LLC will be merged into the Company (the "Merger"). If the Merger Agreement is approved and the Merger becomes effective, each outstanding Share will be converted into the right to receive $1.32 in cash. Approval of the Merger requires the affirmative vote of the holders of a majority of the voting power of all outstanding Shares. Details of the proposed Merger and other important information are set forth in the accompanying Proxy Statement, which you are urged to read carefully.

     YOUR ADVISORY BOARD HAS APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed postage prepaid envelope. If you attend the Special Meeting, you may revoke such proxy and vote in person if you wish, even if you have previously returned your proxy card.

     Thank you for your interest and participation.

                                          Sincerely,

                                          James R. Porter
                                          Vice President, 3055 Management Corp.,
                                          Manager of the Company

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                TRIAD PARK, LLC
                                3055 TRIAD DRIVE
                          LIVERMORE, CALIFORNIA 94550
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                 TO BE HELD ON             , DECEMBER    , 1997
                            ------------------------

To Shareholders of Triad Park, LLC:

     The Advisory Board has called a special meeting of the shareholders of Triad Park, LLC, a Delaware limited liability company (the "Company"), to be held at the offices of the Company, 3055 Triad Drive, Livermore, California, on
            , December   , 1997 at 9:00 a.m. local time, including any
adjournments or postponements (the "Special Meeting"), to consider and act upon the following matters:

          1. To consider and vote upon a proposal to approve an Agreement of Merger, dated September 9, 1997 (the "Merger Agreement"), among the Company, Richard C. Blum & Associates, LP, a California limited partnership ("RCBA"), and TPL Acquisition, LLC, a Delaware limited liability company and affiliate of RCBA (the "Acquisition LLC"), pursuant to which, among other things, (i) the Acquisition LLC will be merged into the Company (the "Merger"), and (ii) each outstanding membership interest of the Company (the "Shares") will be converted into the right to receive $1.32 in cash (the "Merger Consideration"). A copy of the Merger Agreement is attached as Exhibit A to the accompanying Proxy Statement.

          2. To transact such other business as may properly come before the Special Meeting.

     Only holders of record of the Shares at the close of business on November
  , 1997 are entitled to notice of and to vote at the Special Meeting. RCBA, which beneficially holds 1,998,158 Shares (representing approximately 10.1% of the voting power of the Shares) has notified the Company that it intends to vote its Shares in favor of the Merger.

     No appraisal or dissenters' rights are provided for the Company shareholders under applicable law, nor will the Company or RCBA be voluntarily providing appraisal rights to the Company shareholders who object to the transactions contemplated by the Merger Agreement. Therefore, if the Merger is approved, shareholders who voted against the Merger will be required to accept the Merger Consideration in exchange for their interests in the Company. See "RIGHTS OF DISSENTING SHAREHOLDERS."

     Your attention is directed to the Proxy Statement and its Exhibits and the other materials relating to the Company that have been included in this mailing for more complete information regarding the Merger Agreement and the Company. THE ADVISORY BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

                                          By Order of the Advisory Board

                                          James R. Porter
                                          Vice President, 3055 Management Corp.,
                                          Manager of the Company
Livermore, California
November   , 1997

     YOUR VOTE IS IMPORTANT. ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND THE SPECIAL MEETING.

                                TRIAD PARK, LLC
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                        SPECIAL MEETING OF SHAREHOLDERS
                 TO BE HELD ON             , DECEMBER    , 1997
                            ------------------------

     This Proxy Statement is being furnished to the shareholders of Triad Park, LLC, a Delaware limited liability company (the "Company"), in connection with the solicitation by the Advisory Board of the Company of proxies to be voted at a special meeting of shareholders of the Company to be held at the offices of
the Company, 3055 Triad Park, Livermore, California, on           , December   ,
1997 at 9:00 a.m. local time, including any adjournments or postponements (the "Special Meeting"). At the Special Meeting, the shareholders of the Company will consider and vote upon a proposal to approve an Agreement of Merger, dated September 9, 1997 (the "Merger Agreement"), among the Company, Richard C. Blum & Associates, LP, a California limited partnership ("RCBA"), and TPL Acquisition, LLC, a Delaware limited liability company and affiliate of RCBA (the "Acquisition LLC"), pursuant to which, among other things, (i) the Acquisition LLC will be merged into the Company (the "Merger"), with the result that the Company will become an affiliate of RCBA, and (ii) each outstanding membership interest of the Company (the "Shares"), will be converted into the right to receive $1.32 in cash. See "The Merger Agreement -- Consideration To Be Received by Shareholders."

     This Proxy Statement is accompanied by a copy of the Company's Quarterly Report on Form 10-QSB for the quarters ended June 30 and September 30, 1997. These materials are specifically incorporated by reference in this Proxy Statement and are included to aid shareholders in their consideration of the Merger.

     Only holders of record of the Shares at the close of business on November , 1997 are entitled to notice of and to vote at the Special Meeting. This
Proxy Statement is first being sent to shareholders on or about November   ,
1997.
                            ------------------------

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
SUMMARY...............................................................................    1
  Date, Time and Place of Special Meeting.............................................    1
  Record Date; Shareholders Entitled to Vote; Quorum..................................    1
  Purpose of the Meeting..............................................................    1
  The Merger..........................................................................    1
  Effective Time of the Merger........................................................    2
  Voting of Shares Owned by RCBA......................................................    2
  Special Factors.....................................................................    2
  Payment for Shares..................................................................    3
  Dissenters' Rights..................................................................    3
  Regulatory Approvals................................................................    3
  The Company.........................................................................    3
  RCBA................................................................................    3
  Market Price and Dividend Data......................................................    4
THE COMPANY...........................................................................    5
  History.............................................................................    5
  Business of the Company.............................................................    5
  Properties of the Company...........................................................    5
THE SPECIAL MEETING...................................................................    8
  General.............................................................................    8
  Proposal to be Considered at the Special Meeting....................................    8
  Record Date; Shareholder Approval...................................................    8
  Proxies.............................................................................    8
SPECIAL FACTORS.......................................................................    9
  Background of the Merger............................................................    9
  Purpose and Structure of the Merger.................................................   12
  Recommendation of the Company's Advisory Board......................................   13
  Sedway Report.......................................................................   14
  Perspective of RCBA on the Merger...................................................   15
  Plans for the Company After the Merger..............................................   15
  Certain Effects of the Merger.......................................................   16
  Relationship Between the Company and RCBA...........................................   16
  Interests of Certain Persons in the Merger..........................................   16
  Sources and Uses of Funds...........................................................   17
  Certain Federal Income Tax Consequences.............................................   17
  Redemptions of Shares...............................................................   19
  Regulatory Approvals................................................................   19
THE MERGER AGREEMENT..................................................................   20
  General.............................................................................   20
  Effective Time......................................................................   20
  Consideration To Be Received by Shareholders........................................   20
  Payment for Shares..................................................................   20
  Operations of the Company Prior to the Merger.......................................   21
  Conditions to Consummation of the Merger............................................   21
  Termination.........................................................................   22

                                                                                        PAGE
                                                                                        ----
  Termination Fee.....................................................................   23
  Accounting Treatment................................................................   23
RIGHTS OF DISSENTING SHAREHOLDERS.....................................................   23
SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS...........................   24
  Share Ownership.....................................................................   24
  Transactions by Certain Persons in the Shares.......................................   25
MANAGEMENT OF THE COMPANY, RCBA AND THE ACQUISITION LLC...............................   26
  The Company.........................................................................   26
  RCBA and Affiliates.................................................................   26
  The Acquisition LLC.................................................................   27
  Certain Proceedings.................................................................   27
SHAREHOLDER PROPOSALS.................................................................   27
INDEPENDENT PUBLIC ACCOUNTANTS........................................................   27
INFORMATION INCORPORATED BY REFERENCE.................................................   28
AVAILABLE INFORMATION.................................................................   28
ADDITIONAL INFORMATION................................................................   28
EXHIBIT A -- Agreement of Merger......................................................  A-1

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement. The following summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained in this Proxy Statement, in the materials accompanying this Proxy Statement, in the Exhibits and in the documents incorporated by reference. Shareholders are urged to review the entire Proxy Statement and accompanying materials carefully.

DATE, TIME AND PLACE OF SPECIAL MEETING

     A Special Meeting of Shareholders of Triad Park, LLC will be held on      ,
December   , 1997 at 9:00 a.m. local time at the offices of the Company, 3055
Triad Drive, Livermore, California.

RECORD DATE; SHAREHOLDERS ENTITLED TO VOTE; QUORUM

     Only holders of record of the Company's membership interests (the "Shares")
at the close of business on November   , 1997 (the "Record Date") are entitled
to notice of and to vote at the Special Meeting. On that date, there were approximately 19,708,123 Shares outstanding, held of record by approximately 1,358 shareholders. Each holder of Shares is entitled to one vote per Share on the matters to be voted upon at the Special Meeting. See "THE SPECIAL
MEETING -- Record Date; Shareholder Approval." The presence, in person or by proxy, at the Special Meeting of the holders of a majority of the voting power of the outstanding Shares is necessary to constitute a quorum at the Special Meeting.

PURPOSE OF THE MEETING

     At the Special Meeting, shareholders will consider and vote upon a proposal to approve the Merger Agreement, a copy of which is attached as Exhibit A to this Proxy Statement. See "THE SPECIAL MEETING -- Proposal To Be Considered at the Special Meeting." The Merger Agreement provides for the merger of the Acquisition LLC into the Company.

THE MERGER

     Pursuant to the Merger Agreement, the Acquisition LLC will merge into the Company, with the result that the Company, as the surviving company (the "Surviving Company"), will become an affiliate of RCBA. See "THE MERGER AGREEMENT -- General." Each outstanding Share will be converted into the right to receive from the Acquisition LLC or RCBA $1.32 in cash, without interest (the "Merger Consideration"). See "THE MERGER AGREEMENT -- Consideration To Be Received by Shareholders." After the Merger, RCBA will own all of the outstanding membership interests of the Surviving Company. The Shares will no longer be traded on the open market and the registration of the Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated. See "SPECIAL FACTORS -- Certain Effects of the Merger."

     Approval of the Merger requires the affirmative vote of the holders of a majority of the voting power of all outstanding Shares. See "THE SPECIAL MEETING -- Record Date; Shareholder Approval."

     The Merger is subject to various closing conditions and the absence of any event that would have a material adverse effect on the assets, properties, liabilities, obligations, financial condition, results of operations or business of the Company. See "THE MERGER AGREEMENT -- Conditions to Consummation of the Merger."

     The Merger Agreement may, under specified circumstances, be terminated and the Merger abandoned at any time prior to the filing of a Certificate of Merger with the Delaware Secretary of State, notwithstanding approval of the Merger Agreement by the shareholders of the Company. The Merger Agreement requires the Company to pay the Acquisition LLC a termination fee of $1.3 million if the Merger is not consummated and if (i) the Merger Agreement shall not have been submitted for approval and adoption by the Company shareholders at a shareholder meeting prior to January 31, 1998 (unless the meeting is held later solely due to delays in obtaining approval of this proxy statement by the Securities and Exchange Commission (the

"Commission")), (ii) the Advisory Board of the Company recommends to the Company's shareholders a third party proposal regarding a merger, consolidation, sale of assets, sale of securities or similar transaction (an "Acquisition Proposal"), or (iii) the Company enters into an agreement with a third party regarding an Acquisition Proposal. See "THE MERGER AGREEMENT -- Termination" and "-- Termination Fee."

EFFECTIVE TIME OF THE MERGER

     Unless otherwise agreed by the parties to the Merger Agreement or otherwise provided by law, the Merger will become effective upon the acceptance for recording of the Certificate of Merger by the Delaware Secretary of State (the "Effective Time"). Subject to approval of the Merger at the Special Meeting and the satisfaction or waiver of the terms and conditions in the Merger Agreement, the Effective Time is expected to occur as soon as practicable after the Special Meeting. See "THE MERGER AGREEMENT -- Effective Time."

VOTING OF SHARES OWNED BY RCBA

     The General Partner of RCBA, which beneficially holds 1,998,158 Shares (representing approximately 10.1% of the outstanding Shares), has approved the Merger and has notified the Company that it intends to vote its Shares in favor of the Merger. Because RCBA is entitled to vote substantially less than 50.0% of the voting power of the outstanding Shares, approval of the Merger is not assured as a result of the voting power held by RCBA. See "THE SPECIAL
MEETING -- Record Date; Shareholder Approval."

SPECIAL FACTORS

     In determining whether to vote in favor of the Merger, shareholders of the Company should consider the following special factors, as well as the other factors discussed elsewhere in this Proxy Statement under the caption "SPECIAL FACTORS":

     PURPOSE AND STRUCTURE OF THE MERGER. The purpose of the Merger is to effect the sale of the Company to RCBA in a transaction that will provide the Company shareholders cash for their Shares at a price that the Advisory Board of the Company believes to be fair. The Advisory Board believes the Merger is the most effective means of achieving the purpose of liquidating the shareholders' investment in a reasonable time at a reasonable price. See "SPECIAL
FACTORS -- Purpose and Structure of the Merger."

     RECOMMENDATION OF THE COMPANY'S ADVISORY BOARD. The Advisory Board of the Company has determined that the Merger is fair from a financial point of view to and in the best interests of the Company's shareholders (other than RCBA). The Advisory Board has approved the Merger Agreement and recommends that the Company's shareholders vote in favor of the proposal to approve and adopt the Merger Agreement. See "SPECIAL FACTORS--Recommendation of the Company's Advisory Board."

     SEDWAY REPORT. On July 22, 1997, Sedway Group, a real estate and urban economics firm ("Sedway Group") delivered a written report to the Company's Advisory Board recommending a disposition strategy for maximization of the Company's real estate assets. Sedway Group's report forecasted proceeds of $25.6 million if its disposition strategy was followed. See "SPECIAL FACTORS -- Sedway Report."

     INTERESTS OF CERTAIN PERSONS IN THE MERGER. In considering the recommendation of the Advisory Board of the Company with respect to the Merger Agreement and the transactions contemplated thereby, shareholders should be aware that certain officers and Advisory Board members of the Company have interests in connection with the consummation of the Merger that may conflict with the interests of the Company's shareholders. See "SPECIAL
FACTORS -- Interests of Certain Persons in the Merger."

     FEDERAL INCOME TAX CONSEQUENCES. For federal income tax purposes, the Merger will be treated as a taxable sale or exchange of Shares for cash by each holder of the Shares. The amount of gain or loss to be recognized by each shareholder will be measured by the difference between the amount of cash received by such shareholder in connection with the Merger plus such shareholder's share of the Company's liabilities less such shareholder's tax basis in the Shares at the Effective Time. See "SPECIAL FACTORS -- Certain Federal Income Tax Consequences."

PAYMENT FOR SHARES

     As promptly as possible after the Effective Time, instructions will be furnished to holders of Shares regarding procedures to be followed to surrender their certificates and receive payment for their Shares. See "THE MERGER AGREEMENT -- Payment for Shares."

DISSENTERS' RIGHTS

     No appraisal or dissenters' rights are provided for the Company shareholders under the Delaware limited liability company act or under the Company's limited liability company agreement, nor will the Company or RCBA be voluntarily providing appraisal rights to the Company shareholders who object to the transactions contemplated by the Merger Agreement. Therefore, if the Merger is approved, shareholders who voted against the Merger will be required to accept the Merger Consideration in exchange for their interests in the Company. See "RIGHTS OF DISSENTING SHAREHOLDERS."

REGULATORY APPROVALS

     Although no particular regulatory approval is required in connection with the proposed Merger, state Attorneys General and private parties may bring legal actions under the federal or state antitrust laws under certain circumstances. See "SPECIAL FACTORS -- Regulatory Approvals."

THE COMPANY

     The Company was formed on February 10, 1997. The Company's manager is 3055 Management Corp., a California corporation ("Management Corp."). The Company's primary assets consist of three buildings and improvements (comprising 220,000 square feet) situated on approximately 15 acres of land in Triad Park, Livermore, California (the "Headquarters") and 303 acres of undeveloped land located in Triad Park (the "Land", the Land and the Headquarters, collectively the "Property"). The Company was formed to liquidate its investment in the Property. In the absence of any liquidation, the Company's principal business has been to own, operate, improve and maintain the Property.

     The principal executive office of the Company is located at 3055 Triad Drive, Livermore, California 94550, and the Company's telephone number is (510) 449-0606.

RCBA

     RCBA is a California limited partnership whose principal business is acting as general partner for investment partnerships and providing investment advisory and financial consulting services. RCBA is a registered investment adviser with the Commission. The sole general partner of RCBA is Richard C. Blum & Associates, Inc., a California corporation ("RCBA Inc."). RCBA Inc. is in turn controlled, for purposes of the federal securities laws, by Richard C. Blum, the Chairman and a substantial shareholder of RCBA Inc.

     The principal executive office of RCBA is located at 909 Montgomery Street, Suite 400, San Francisco, California 94133, and its telephone number is (415) 434-1111.

MARKET PRICE AND DIVIDEND DATA

     The Shares are publicly traded, although the Shares are not registered for trading on any exchange. The Company is aware that bid and ask prices have been quoted over the Internet under the symbol "TDPK." The following table sets forth the range of high and low bid quotations per Share as quoted on the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                                       BID QUOTATIONS
                                                                       ---------------
                                                                       HIGH       LOW
                                                                       -----     -----
        1997
          Third Quarter (July 31 through September 30)...............  $1.26     $0.75
          Fourth Quarter (through October 9).........................  $1.30     $1.26

     On August 13, 1997, the last full day of trading prior to the filing of the RCBA Schedule 13D (as defined herein) which disclosed RCBA's interest in acquiring the Company, such reported high and low bid quotations per Share was
$0.75 in both cases. On November   , 1997, the last full day of trading prior to
the printing of this Proxy Statement, the reported high and low bid quotations
per Share were $          and $          , respectively. SHAREHOLDERS ARE URGED
TO OBTAIN A CURRENT MARKET QUOTATION FOR THEIR SHARES.

     The Company has never paid a cash distribution on the Shares and does not anticipate paying any such distribution in the foreseeable future.

                                  THE COMPANY

HISTORY

     Prior to the Company's formation, the real estate assets now owned by the Company were owned by Triad Systems Corporation, a Delaware corporation ("Triad") and its wholly-owned subsidiary, 3055 Triad Dr. Corp., a California corporation ("3055 Triad Dr. Corp."). 3055 Triad Dr. Corp. was the owner of the Headquarters as well as a certain portion of the Land, and Triad was the owner of the remainder of the Land.

     On October 23, 1996, Cooperative Computing, Inc., a Texas corporation ("CCI"), through a wholly owned subsidiary, commenced a tender offer (the "Offer") to purchase all of the outstanding shares of common stock of Triad. The Offer contemplated that, among other things, certain real property assets of Triad and 3055 Triad Dr. Corp. would be spun off to the shareholders of Triad in a dividend to be declared prior to the consummation of the Offer. The dividend was declared on February 26, 1997.

     The Company was organized under the laws of the State of Delaware as a limited liability company on February 10, 1997 as a spin-off of Triad. At the time of the formation of the Company, 3055 Triad Dr. Corp., the owner of the Headquarters, was merged with and into Triad, with Triad being the surviving corporation. On February 27, 1997, the Offer was consummated, CCI merged with Triad, and Triad became known as Cooperative Computing, Inc., a Delaware corporation, aka CCI/Triad ("CCI/Triad").

BUSINESS OF THE COMPANY

     The Company's Shares are owned 99% by the former shareholders of Triad and 1% by Management Corp. The Management Corp. is the exclusive operator of the Company's business except that certain actions require the approval of its Advisory Board (the "Advisory Board"). The Advisory Board was responsible for considering, reviewing and analyzing the Merger Agreement and the other competing offers.

     The Company's main objective is to liquidate its investment in the Property. In the meantime, the Company will own, operate, improve and maintain the Property. The Company may enter into joint ventures with third parties for the purpose of disposing of the Property if the Advisory Board determines that such arrangements are appropriate to the purposes of the Company.

     There can be no assurance that the Company will be successful in its efforts to dispose of the Property or that the Company will realize a profit from its activities. The Company will be subject to all of the market forces which impact the ownership and operation of real property, including market supply and demand, interest rates, local, regional and national economic conditions, local land use policies and restrictions, construction costs, competition from other sellers and landlords, and the effects of inflation. The Company is unable to predict the amount of time it will take to completely dispose of the Property and wind up the Company.

PROPERTIES OF THE COMPANY

     Pursuant to that certain Real Estate Distribution Agreement dated as of February 26, 1997 between Triad, 3055 Triad Dr. Corp., Management Corp. and the Company (the "Distribution Agreement"), Triad contributed to the Company certain of its real estate assets located in Livermore, California, consisting primarily of the Headquarters, subject to the existing first deed of trust, and the Land, subject to existing assessment bonds, and the right to certain refunds for infrastructure expenditures from the City of Livermore (the "Contribution").

     In conjunction with the Contribution, the Company agreed in the Distribution Agreement to indemnify CCI/Triad against any claims relating to "Environmental Costs and Liabilities" associated with the Land or the Headquarters prior to the Contribution. These "Environmental Costs and Liabilities" include all costs, liabilities, losses, claims and expenses arising from or under any "environmental law." The term "environmental law" is defined to include any applicable law regulating or prohibiting releases into any part of the natural environment, or pertaining to the protection of natural resources, the environment and public and employee health and safety including, among other law, the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act (RCRA), the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, and the Occupational Safety and Health Act, and any applicable state or local statutes.

     Subject to certain limitations, the Company also agreed in the Distribution Agreement to indemnify CCI/Triad against certain taxes arising from, or relating to, among other things, any sale of the Property after October 17, 1996, the Company, the formation of the Company, the transfer by Triad or any affiliate of Triad of the Property to the Company, the assumption or refinancing of any liabilities with respect to the Property and the sale, exchange or distribution of interests in the Company by CCI/Triad.

     The Property consists of approximately 303 acres of unimproved land and the 220,000 (approximate) square feet of office contained in three separate buildings situated on 15 acres of land occupied by CCI/Triad. The Property is located on the north side of Interstate 580 in the City of Livermore, California. The City of Livermore is located approximately 40 miles southeast of San Francisco.

     All of the buildings are of concrete tilt-up construction and were built in 1987. Building G is a two story office building containing approximately 70,986 square feet. Building K is a 74,064 square foot single story research and development building and Building F is a single story industrial flex building of 74,768 square feet. The office build-out in Buildings K and F is 90 percent and 40 percent, respectively. The Company's management believes that the Headquarters is adequately insured. There are 689 parking spaces associated with the Headquarters. The parking area is landscaped and the areas between the buildings are improved as open courtyards, fenced with iron gates for controlled access. Although the buildings were primarily designed for owner-occupancy, they were also designed to be flexible to allow multi-tenant occupancy.

     The 303 acres of vacant land is divided into land use categories of residential, industrial/office flex, retail and open space. The residential portion consists of three lots comprising approximately 28.1 useable acres. The industrial/office flex portion is divided into eight lots and contains approximately 114.6 acres. The retail/commercial portion is divided into ten lots and contains approximately 35.9 useable acres. The total useable area for these lots is approximately 141 acres. In addition, there are two lots, one of approximately 112 acres designated for open space or agricultural use and one lot of 4.54 acres dedicated for transportation improvements. Finally, approximately 7.8 acres are to be developed as public roadways. Approximately half the required offsite improvements are in place, funded through a combination of assessment bonds and community facility bonds. The construction of the remaining offsite improvements are expected to be funded through additional community facility bonds, as further described below in the final paragraph of this section. Several of the vacant land sites are in escrow and most of the remaining sites are subject to a first right of refusal contract.

     Two residential lots, comprising 19.4 acres, are in escrow to be sold to a single purchaser for a total price of $2,900,000 plus current assessments and up to approximately $1,500,000 of future assessments on these lots and an adjacent lot. This transaction is subject to the satisfaction of several material conditions, and the closing is not assured.

     One 19.3 acre lot is subject to a seven day right of first offer held by Lincoln Property Co., starting at $3.99 per square foot and increasing 5% per year, plus assessments. In addition, Lincoln Property Co. has the right of first offer on 8 lots plus the above mentioned lot. Finally, a previous purchaser of a lot holds a three year option, commencing September 1996, on 3.4 to 6 acres of land adjacent to the lot it owns. The option price is $3.60 per square foot plus assessments for two years, increasing to $5.50 for the third year.

     The Property is partially improved with infrastructure improvements, including curbs, gutters, storm drains and typical utilities. A community facilities bond issue was completed on March 24, 1997, the proceeds of which funded the reimbursement to the Company of $1,485,000 for completed infrastructure, created a $600,000 security fund for future infrastructure obligations, and will fund $3,700,000 for in-progress infrastructure improvements. In addition, there are $7,000,000 of new bonds which are planned to be sold in the future to fund the remaining improvements required for completion of Triad Park. The current cost estimates for the required improvements indicate that the community facilities bond funding limits should be adequate to cover the expenses of the remaining items of improvement. However, design and engineering is not complete and there is a significant possibility that the actual cost of the improvements may be greater than estimated and may exceed the bond funding limit. Any shortfall in the bond funding will be borne by the Company or by purchasers of lots, which may have an adverse impact on the value of the Land. The remaining required improvements are scheduled to be completed by 2000.

                              THE SPECIAL MEETING

GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Advisory Board of the Company for a Special Meeting of
Shareholders to be held on December   , 1997 at 9:00 a.m. local time at the
offices of the Company, 3055 Triad Drive, Livermore, California, and as may be adjourned to a later date. Shares represented by properly executed proxies received by the Company will be voted at the Special Meeting in accordance with the terms of the proxies, unless the proxies are revoked. See "-- Proxies" below.

PROPOSAL TO BE CONSIDERED AT THE SPECIAL MEETING

     At the Special Meeting, the shareholders of the Company will consider and vote upon a proposal to approve and adopt the Merger Agreement. Pursuant to the Merger Agreement, the Acquisition LLC will merge with and into the Company, the separate corporate existence of the Acquisition LLC will cease, and the Company will be the Surviving Company. At the Effective Time, each outstanding Share will be converted into the right to receive $1.32 in cash. A copy of the Merger Agreement is attached as Exhibit A to this Proxy Statement.

     In addition to approval of the Merger Agreement and the Merger, shareholders of the Company may be asked to approve a proposal to adjourn the Special Meeting to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to approve and adopt the Merger Agreement. It is not anticipated that any other matters will be brought before the Special Meeting. However, if other matters should come before the Special Meeting, it is intended that the holders of Proxies will vote upon them in their discretion, unless that authority is withheld in the Proxy.

RECORD DATE; SHAREHOLDER APPROVAL

     Only holders of record of the Shares at the close of business on November
  , 1997 are entitled to notice of and to vote at the Special Meeting. On that date, there were 19,708,123 Shares outstanding, which were held of record by approximately 1,358 shareholders. Each Share entitles its holder to one vote concerning all matters properly coming before the Special Meeting. A majority of the voting power of the Shares entitled to vote, represented in person or by proxy, will constitute a quorum. Abstentions and broker non-votes (i.e. Shares held by brokers in street name, voting on certain matters due to discretionary authority or instructions from the beneficial owner but not voting on other matters due to lack of authority to vote on those matters without instructions from the beneficial owner) are counted for the purpose of establishing a quorum and will have the same effect as a vote against the approval of the Merger. The Merger must be approved by the holders of at least a majority of the voting power of all outstanding Shares. RCBA, which beneficially owns 1,998,158 Shares (representing approximately 10.1% of the voting power of the Shares), has notified the Company that it intends to vote its Shares in favor of the Merger. Because RCBA is entitled to vote substantially less than 50.0% of the voting power of all outstanding Shares, approval of the Merger is not assured as a result of the voting power held by RCBA.

     Although they have not specifically agreed to do so, the Company believes that each of the Advisory Board members and executive officers of the Company will vote the Shares with respect to which he has voting power in favor of the Merger. Such Shares represent less than 8% of the Shares entitled to vote at the Special Meeting. See "SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS."

PROXIES

     Any Company shareholder entitled to vote at the Special Meeting may vote either in person or by duly authorized proxy. All Shares represented by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted in accordance with the instructions indicated in the proxies. IF NO INSTRUCTIONS ARE INDICATED, THE PROXIES WILL BE VOTED FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND, IN THE DISCRETION OF THE

PERSONS NAMED IN THE PROXY, ON SUCH OTHER MATTERS AS MAY PROPERLY BE PRESENTED AT THE SPECIAL MEETING.

     A shareholder may revoke his or her proxy at any time prior to its use by delivering to the President of the Company a signed notice of revocation or a later dated and signed proxy or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

     Expenses in connection with the solicitation of proxies will be paid by RCBA or the Acquisition LLC. Upon request, RCBA or the Acquisition LLC will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material to the beneficial owners of the Shares which such persons hold of record. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone or telegraph, by officers and regular employees of the Company.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

     HISTORY OF RELATIONSHIP BETWEEN THE COMPANY AND RCBA. The Company was formed in 1997 as a spin-off of Triad. RCBA's President and Chairman, Richard C. Blum ("Mr. Blum"), was a director of Triad from August 3, 1992 until February 26, 1997, when Triad was acquired by CCI as part of CCI's successful tender offer for all outstanding shares of Triad common stock.

     When Management Corp. was formed in February, 1997, all of the outstanding stock was issued in equal amounts to Mr. Blum, William W. Stevens ("Mr. Stevens") and James R. Porter ("Mr. Porter"), three former directors of Triad. Mr. Blum was also a vice president and director of Management Corp. On August 8, 1997, Mr. Blum resigned from the Board of Directors and also resigned as vice president of Management Corp. On September 5, 1997, Mr. Blum assigned his shares in Management Corp. over to Mr. Stevens and Mr. Porter. Mr. Blum was never a member of the Advisory Board.

     REAL ESTATE LISTING AGENT. On June 1, 1997, the Company engaged the real estate firm of Grubb & Ellis, the same real estate firm that had been previously engaged by Triad to represent it in certain real estate matters, to act as its exclusive listing agent in connection with the potential sale of the Property. From time to time, representatives of Grubb & Ellis have had discussions with senior management of the Company and the Company's Advisory Board concerning the Company's potential strategic alternatives with respect to the sale of the Property. Such discussions have been general in nature and did not result in any formal actions by the Company's Advisory Board.

     DISCUSSIONS WITH THIRD PARTIES. In addition to the negotiations with RCBA discussed below, the Company has had discussions with several other parties as described below.

     CONTACTS AND NEGOTIATIONS WITH EVEREST FINANCIAL. On August 28, 1997, Everest Financial, Inc. ("Everest"), in a letter to the Company, set forth the terms and conditions upon which it would be willing to acquire the Company. In the letter, Everest indicated that it was willing to undertake a tender offer for all of the Company's outstanding Shares at a price of $0.91 per Share (an aggregate purcase price of less than $18,000,000), subject to due diligence and other contingencies.

     CONTACTS AND NEGOTIATIONS WITH T.V.O.B. GENERAL PARTNERSHIP. On August 25, 1997, Jeffrey S. Kendall ("Mr. Kendall"), General Partner of T.V.O.B. General Partnership ("TVOB"), met with Stanley F. Marquis, a member of the Company's Advisory Board ("Mr. Marquis"), in a meeting initiated by Mr. Kendall, to discuss the general terms of a proposal whereby TVOB would acquire all of the Company's outstanding Shares. On August 26, 1997, TVOB, in a letter to the Company, indicated it would be willing to acquire the Company for a total price of $25,500,000.

     On August 29, 1997, Larry D. McReynolds, President of the Company ("Mr. McReynolds") and Mr. Marquis met with Mr. Kendall and Joseph A. Duffel ("Mr. Duffel"), General Partner of TVOB. The parties discussed general due diligence issues and certain contingent liabilities of the Company. Mr. Marquis informed the TVOB representatives that their offer was lower than another offer previously received by the Company. In the course of the meeting, TVOB increased its offer for the Company to $26,500,000.

     On the morning of September 5, 1997, Mr. Kendall telephoned Mr. Marquis and verbally indicated that TVOB would be increasing its offer price to $27,000,000. On the afternoon of September 5, 1997, Mr. Duffel, in a letter delivered via facsimile to Mr. Marquis, changed TVOB's offer price to $26,900,000. In addition, Mr. Duffel proposed an alternative transaction structure in which the Company would join TVOB in a joint venture regarding the development of the Property. This proposal called for the Company to receive $1 million in cash at closing, with a $25.9 million wrap around mortgage on all of the Property. The Company would receive 10% imputed interest on $25.9 million, TVOB would liquidate the Property over three years, and all profits would be split evenly between TVOB and the Company.

     During all of the discussions with TVOB, TVOB never indicated whether it was willing to assume all of the contingent liabilities of the Company.

     On September 10, 1997, Mr. Marquis telephoned Mr. Duffel to inform him of the Advisory Board's decision to approve the Merger Agreement.

     CONTACTS AND NEGOTIATIONS WITH LINCOLN PROPERTY COMPANY. On September 5, 1997, Lincoln Property Company ("Lincoln"), in a letter to Mr. Marquis delivered via facsimile, indicated that it would be willing to purchase the assets of the Company for an aggregate purchase price of $30,000,000. The letter indicated that Lincoln would assume the bond assessments, but was silent as to the assumption of the Company's liabilities. Mr. Marquis telephoned Steven N. Dunn, Vice President of Lincoln ("Mr. Dunn"), to clarify Lincoln's position with respect to the Company's liabilities. Mr. Dunn told Mr. Marquis that the Lincoln offer contemplated that Lincoln would not assume any of the Company's liabilities, contingent or otherwise. In light of this clarification by Mr. Dunn, Mr. Marquis calculated that the aggregate value of Lincoln's offer to the Company's shareholders, after paying off the existing mortgage and before any real estate or transactions costs, was approximately $21,000,000.

     CONTACTS AND NEGOTIATIONS WITH GRIGGS RESOURCE GROUP. On September 8, 1997, shortly before a special meeting of the Advisory Board, Griggs Resource Group, on behalf of PeopleSoft, Inc., sent a letter to the Company that indicated PeopleSoft was willing to purchase all of the Company's remaining assets for an aggregate purchase price of $36,000,000, subject to (a) changes being made in the Company's lease with CCI/Triad (over which the Company had no control) and
(b) a due diligence period of up to 60 days after the execution of a definitive agreement. Under the terms of this offer, PeopleSoft would not be assuming the existing mortgage. Thus, after deducting the existing mortgage and applicable commissions, the net realizable value of the PeopleSoft offer was approximately $26,000,000. However, PeopleSoft did not contemplate the assumption of the Company's contingent liabilities. The letter also indicated that PeopleSoft would be willing to consider a merger or tender offer structure.

     On September 10, 1997, Mr. Marquis telephoned Brian Griggs ("Mr. Griggs") of Griggs Resource Group to inform him of the Board's decision to approve the Merger Agreement.

     On September 12, 1997, Mr. Griggs, in a letter to Mr. Marquis, reiterated PeopleSoft's interest in acquiring the Company in an all-cash merger transaction. Subsequent to that date, Mr. Griggs has had several conversations with members of the Company's management regarding certain liabilities of the Company.

     On October 2, 1997, Mr. Marquis and McReynolds met with Mr. Griggs and Deborah J. Oxendine, Director of Real Estate and Administrative Services for PeopleSoft ("Ms. Oxendine"), in a meeting initiated by Mr. Griggs, to discuss the terms of PeopleSoft's offer. During the meeting, Ms. Oxendine reiterated PeopleSoft's interest in acquiring the Company and inquired as to what type of offer would be necessary to merit the Advisory Board's consideration. Mr. Marquis informed Ms. Oxendine and Mr. Griggs that any offer at this point would have to be higher than the sum of RCBA's offer plus the $1.3 million termination fee that the Company would be required to pay to RCBA in the event that the Advisory Board approved an alternative offer.

     On October 6, 1997, Mr. McReynolds telephoned Mr. Griggs. During the conversation, Mr. Griggs informed Mr. McReynolds that PeopleSoft had entered into an exclusive negotiations agreement with Alameda County and the City of Dublin with the intent of purchasing property in the City of Dublin (approximately four miles west of Triad Park). Mr. Griggs indicated that PeopleSoft would not be continuing further discussions with the Company at this time.

     CONTACTS AND NEGOTIATIONS WITH RCBA. On August 8, 1997, in a letter from Mr. Blum to Mr. Porter, a member of the Company's Advisory Board, RCBA advised the Company that it was working on an offer to purchase all of the assets or membership interests of the Company, and that it expected to submit a more detailed offer to the Company within a week.

     On August 11, 1997, RCBA, in a letter from Mr. Blum to Mr. Porter, submitted a written proposal to the Company which indicated the material terms and conditions upon which RCBA would be willing to proceed in an acquisition of all of the assets or stock of the Company. In this letter, RCBA indicated it would be willing to purchase all of the outstanding Shares at a price of $1.20 per Share, inclusive of the debt on the Property.

     On August 12, 1997, the Company, in a letter from Mr. Porter to Mr. Blum, informed RCBA that the proposed terms were inadequate but that the Company would be interested in continuing discussions regarding a potential acquisition. In the letter, Mr. Porter pointed out that any transaction would have to contemplate RCBA assuming all of the Company's liabilities and, because of Mr. Blum's prior association with the Company as a member of the Board of Directors of Management Corp. (but not as a member of the Advisory Board), would have to include a mechanism whereby the Company could consider other offers that may be more favorable to the Company's shareholders.

     In its Schedule 13D filed with the Commission on August 14, 1997 (the "RCBA
Schedule 13D"), RCBA confirmed the above contacts between RCBA and the Company and indicated that it was considering a response to the Company's letter of August 12, 1997.

     On August 15, 1997, the Advisory Board held a telephonic board meeting at which all Advisory Board members were present. The Advisory Board reviewed RCBA's proposal of August 11, and generally discussed the manner in which the Company should proceed in negotiating the proposed transaction.

     Later that same day, RCBA, in a letter from Mr. Blum to Mr. Porter delivered via facsimile, increased its offer price to $1.30 per Share. RCBA indicated that its offer was contingent upon completion of customary due diligence, including an engineering study of the Company's properties and environmental review.

     On August 18, 1997, the Advisory Board held a telephonic board meeting at which all Advisory Board members were present to consider RCBA's latest offer. Mr. Porter was instructed to further negotiate with RCBA in an attempt to obtain a price above $1.30 per Share.

     On August 18, 1997, Mr. Porter telephoned Mr. Blum to further negotiate the price at which RCBA was willing to purchase the Shares. In the course of the conversation, Mr. Blum agreed to a price of $1.32 per Share, the equivalent of a net purchase price of $26,014,722 since RCBA agreed to assume all of the Company's actual and contingent liabilities subject to negotiation of definitive documentation and other standard conditions.

     On August 25, 1997, Murray A. Indick, Managing Director and General Counsel of RCBA ("Mr. Indick") delivered to McCutchen, Doyle, Brown & Enersen, LLP, the Company's outside legal counsel ("McCutchen"), a draft merger agreement which contemplated a transaction whereby the Acquisition LLC would acquire the outstanding Shares for $1.32 per Share in cash.

     On August 29, 1997, Mr. Indick, Robert Zerbst, Managing Director of Westmark Realty Advisors LLC ("Mr. Zerbst"), Rick Mariano, an employee of RCBA ("Mr. Mariano"), Mr. McReynolds, Mr. Marquis, Patrick J. Kernan, legal counsel to the Company ("Mr. Kernan") and representatives of McCutchen met in McCutchen's offices in San Francisco, California to discuss the draft merger agreement. The parties discussed the structure of the proposed transaction and certain provisions contained in the draft merger agreement. Mr. Marquis disclosed that the Company had received two other proposals regarding the Property and suggested that perhaps a tender offer would be the best structure for the proposed transaction. Mr. Indick indicated that RCBA was committed to proceeding with the transaction under a cash-out merger format. The parties also discussed certain provisions of the lease under which CCI/Triad leases the Headquarters from the Company. During these discussions pertaining to the CCI/Triad lease, Mr. McReynolds and Mr. Kernan, both of whom are employees of CCI/Triad, excused themselves from the meeting. Mr. Indick also submitted comments to the draft merger agreement.

     On September 5, 1997 Mr. Indick, Mr. Zerbst, Mr. Mariano, Mr. McReynolds, Mr. Marquis, Mr. Kernan and representatives of McCutchen again met in McCutchen's offices. Mr. Marquis disclosed that the Company was expecting to receive additional offers for the Property. The parties then negotiated specific provisions contained in the draft merger agreement, including those related to a termination fee and payment of the Company's transaction expenses. At the end of the meeting, the parties had agreed on all provisions in the draft merger agreement.

     On September 8, 1997, at a meeting of the Company's Advisory Board that included all members in attendance (Messrs. Porter, Stevens, Marquis and Martin
W. Inderbitzen), and was also attended by Mr. Kernan, Mr. McReynolds and representatives of McCutchen, the parties discussed recent events, including a review of all proposals received by the Company to date. The Advisory Board considered the validity of each offer and the reputations of each potential acquiror, and also considered asking RCBA for a reduced termination fee in exchange for approving the draft merger agreement.

     The Advisory Board rejected Everest's offer because the offering price was far less than that offered by RCBA. The Advisory Board rejected both offers from TVOB because neither offer considered assuming all of the Company's contingent liabilities and because neither offer called for the entire purchase price to be paid up front at the time of the transaction's closing. In addition, the Advisory Board members expressed concerns about the ability of TVOB to fund the potential transaction. The Advisory Board also noted that TVOB had undertaken no due diligence.

     The Advisory Board rejected the offer from Lincoln because it was not in definitive form and because it did not contemplate assumption of the Company's current liabilities. In addition, the Lincoln offer was in the form of an asset sale and therefore did not contemplate assumption of the Company's contingent liabilities. As a result of not assuming any of the Company's liabilities, the Advisory Board concluded that the value of the Lincoln offer was significantly less than the proposal from RCBA.

     The Advisory Board rejected the offer from Griggs Resource Group because it was in preliminary form and was first submitted only minutes before the meeting. Additionally, the Advisory Board concluded that this offer did not appear to equal or exceed the value of the RCBA proposal since PeopleSoft would not be assuming the existing mortgage or the Company's contingent liabilties. Furthermore, any acquisition would be delayed for up to 60 days while PeopleSoft conducted due diligence.

     In rejecting these offers, the Advisory Board noted that any of the offerors could submit a more competitive offer at any time.

     The Advisory Board ultimately authorized Mr. Marquis and Mr. Edward S. Merrill ("Mr. Merrill") of McCutchen to contact Mr. Indick and propose that RCBA drop its request for an environmental due diligence contingency in exchange for which the Advisory Board would approve the draft merger agreement. The members of the Advisory Board concluded that a transaction in this form with RCBA offered significantly more value than the proposals from the other potential acquirors and consequently did not pursue negotiations with the other parties at that time. Mr. Marquis and Mr. Merrill telephoned Mr. Indick and advised him of the Advisory Board's proposal.

     Later in the evening on September 8, 1997, Mr. Indick telephoned Mr. Marquis and Mr. Merrill to inform them that RCBA had accepted the Advisory Board's proposal. Representatives of McCutchen and Mr. Indick then negotiated the remainder of the minor terms of the definitive Merger Agreement, and the Merger Agreement was executed on September 9, 1997.

PURPOSE AND STRUCTURE OF THE MERGER

     The primary benefit of the Merger to the Company's shareholders is the opportunity to sell all of their Shares at a price which represents a substantial premium over trading prices in effect immediately prior to the filing of the RCBA Schedule 13D, which disclosed RCBA's interest in acquiring the Company. The structure of the transaction as a cash merger provides a cash payment at a premium price to all holders of outstanding Shares and ensures the acquisition by the Acquisition LLC of all the outstanding Shares of the Company.

     The primary reason for the Company entering into the Merger Agreement is the Advisory Board's belief that the Merger is the most effective means of achieving the purpose of liquidating the shareholders' investment in a reasonable time at a reasonable price. The Advisory Board also believes that since RCBA is willing to assume the contingent liabilities of the Company, the Merger is the most advantageous transaction for the Company's shareholders, as opposed to an asset sale. The Company is obligated to indemnify CCI/Triad for certain taxes arising from, among other things, any transfer of the Property to the Company (see "THE COMPANY -- Properties of the Company"). Due to this indemnification obligation, the Company ordinarily would not be able to make final distributions to shareholders until after CCI/Triad's audit was complete, a process that could last up to three years, not including extensions. Instead, RCBA is prepared to assume all liabilities, contingent or otherwise, of the Company in conjunction with the Merger. As a result, the Company's shareholders will receive their proceeds shortly after the consummation of the Merger without any requirement to hold back contingency reserves.

     In addition, the Company is currently obligated to undertake approximately an additional $7,000,000 in improvements on the Property. The City of Livermore has indicated that it is willing to reimburse the Company for improvements undertaken and paid for by the Company by means of bond financings. Historically, the City of Livermore has fulfilled such reimbursement commitments to Triad. However, if the City of Livermore is unsuccessful in completing a bond offering, the Company would not receive any reimbursement for such improvements. Further, there is a significant chance the cost of the improvements undertaken by the Company will exceed the amount of the bond financings and the Company would be responsible for paying any such cost overruns. Again, RCBA is prepared to assume this potential liability of the Company in conjunction with the Merger, so the Company's shareholders will receive their full proceeds shortly after the consummation of the Merger.

     The Advisory Board also believes it significant that by entering into the Merger at this time the Company avoids ongoing operating expenses such as taxes (which are currently in excess of $1 million annually) and the costs of ongoing reporting requirements, including those related to securities filings made with the Commission.

     The Advisory Board believes that the Merger is the best available opportunity to maximize shareholder value at the present time. The $1.32 per share price to be received by the shareholders represents a premium of approximately 54% over the reported average closing price of the Shares for all trades reported during the period prior to the filing of the RCBA Schedule 13D.

     RCBA's purpose and reasons for engaging in the transaction contemplated by the Merger Agreement is to obtain ownership of the Company, thereby becoming entitled to the benefits of ownership including management and investment discretion with regard to the future of the real estate assets of the Company. This includes execution of a business plan that combines strategic undeveloped lots dispositions and developments of other lots for the Company's own account or for third parties, depending on market conditions. RCBA will receive the benefits, if any, of its decisions and will also bear the risk of loss.

RECOMMENDATION OF THE COMPANY'S ADVISORY BOARD

     On September 8, 1997, the Company's Advisory Board, by unanimous vote, at a special board meeting held on that date, determined that the transactions contemplated by the Merger are fair from a financial point of view to and in the best interests of the shareholders of the Company other than (i) affiliates of the Company and (ii) RCBA and its affiliates (the "Unaffiliated Shareholders"), approved the Merger Agreement and resolved to recommend that the Company's shareholders approve the Merger Agreement.

     In determining to approve and adopt the Merger Agreement, and in determining the fairness of the terms of the Merger to the Unaffiliated Shareholders, the Advisory Board considered the following factors, each of which, in the view of the Advisory Board, supported the determination to recommend the Merger:

          (i) the going concern value of the Company (as reflected in part by its historical operating results) and the net book value and liquidation value of the Company, each of which, on a per Share basis, was projected to be less than the $1.32 per Share being offered by RCBA;

          (ii) the historical market prices of the Company's Shares, particularly the fact that the Merger will enable the shareholders of the Company to realize a significant premium over the prices at which the Shares traded prior to the filing of the RCBA Schedule 13D;

          (iii) the conclusion contained in the Sedway Report that following a three-and-one-half year disposition strategy could result in proceeds with a net present value of $25.6 million and the fact that the Merger would result in proceeds of over $26 million (inclusive of Shares beneficially held by RCBA);

          (iv) the terms and conditions of the Merger Agreement, including the provision negotiated by the Company which allowed the Company to consider and respond to unsolicited offers after the date of the Merger Agreement; the fact that the Company may terminate the Merger Agreement in certain circumstances; the circumstances under which the termination fee is payable; and the relatively few substantive closing conditions;

          (v) the fact that, as discussed above in "-- Purpose and Structure of the Merger," RCBA is willing to assume all contingent liabilities of the Company, including those related to tax matters and construction of improvements on the Property;

          (vi) RCBA's positive reputation in the financial industry for its ability to fund and close transactions in which it has been involved; and

          (vii) the fact that the offer from RCBA, when considered on a net basis, was higher than the offers received from the other potential acquirors and that none of the other offers considered the assumption of the Company's liabilities, contingent or otherwise.

     In considering the fairness of the Merger to Unaffiliated Shareholders, the Advisory Board gave primary consideration to factors (i) through (v) above. It also gave consideration to factors (vi) and (vii) in determining whether to approve the Merger. The Company's Advisory Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its conclusions.

     The executive officers of the Company have made no recommendation with respect to the Merger.

     If the Merger is not approved by the Company's shareholders and the Merger does not occur, the Company will continue its current operations as an independent company. However, for the reasons discussed above, it is possible that the Company would seek a business combination with another company.

SEDWAY REPORT

     Shortly after its formation, the Company began considering various methods in order to effectuate an orderly disposition of the Property. Accordingly, on May 22, 1997, the Company's Advisory Board authorized Martin W. Inderbitzen, a member of the Advisory Board, and Mr. McReynolds to engage Sedway Group or a comparable firm for the purpose of preparing a report exploring various disposition strategies. On July 22, 1997, Sedway Group delivered its written report to the Company's Advisory Board (the "Sedway Report").

     The Sedway Report does not relate to the Merger Consideration or the fairness of the Merger Consideration, or the fairness of the Merger to the Company, RCBA or shareholders who are not affiliates. However, the Sedway Report does relate to the value of the Company's real estate assets in a liquidation situation, and as such, was given strong consideration by the Company's Advisory Board during its decision making process. A copy of the Sedway Report, which sets forth the assumptions made and matters considered in, and limits on the review undertaken, is available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested shareholder or such shareholder's representative who has been so designated in writing.

     In preparing its report, Sedway Group met with Company management and reviewed the current status of Triad Park, inspected Triad Park and its environs, read various documents related to Triad Park, including the listing agreement with Grubb & Ellis and the lease pertaining to the Triad Park building complex, held telephone interviews with members of the Company's Advisory Board, held telephone discussions with brokers, developers, and land owners active in the Livermore area and reviewed market information provided by Grubb & Ellis. Sedway Group was asked to provide a strategy to maximize the value of the Company's real estate assets.

     The Sedway Report contains a history of Triad Park and a summary of the current situation at Triad Park. The Sedway Report also contains a market overview, including current market conditions for retail, office and R&D properties. The Sedway Report recommends an "aggressive but orderly real estate disposition program" including certain improvements to the Triad Park area and a multi-faceted marketing program. According to the Sedway Report, the proposed strategy should "result in proceeds with a net present value of $25.6 million." The Sedway Report also includes a presentation of the financial analysis of the disposition strategy and assumptions and limiting conditions.

     GENERAL. The summary set forth above does not purport to be a complete description of the analyses performed by Sedway Group. The preparation of a report similar to the Sedway Report involves various determinations and assumptions and therefore is not readily susceptible to summary description. Accordingly, Sedway Group believes that its report must be considered as a whole and that selected portions of its report and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its report. In preparing its report, Sedway Report made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company.

     Sedway Group is a nationally recognized full-service real estate and urban economics consulting firm engaged, among other things, in market research and analysis, real estate strategy and asset management (including acquisition and disposition strategies), financial analysis and valuation services. Sedway Group has substantial experience in major land uses (residential, retail, office, industrial, hotel and mixed use) and in specialized areas such as entertainment retail, public/private transactions and economic revitalization.

     It was the opinion of the Advisory Board that Sedway Group was very familiar and experienced with economic analysis in the Tri-Valley region of Northern California. At the time that the Advisory Board was seeking a firm to undertake the analysis, Sedway Group was conducting similar analyses in the City of Livermore and in the Tri-Valley area. Members of the Advisory Board were also personally familiar with Sedway Group, and all agreed that Sedway Group had a positive business reputation in the community. All of these factors were considered by the Advisory Board when it chose Sedway Group to prepare the economic report.

     The Company has paid Sedway Group approximately $15,000 for preparing the Sedway Report. No portion of the fee payable to Sedway Group is contingent upon consummation of the Merger or similar type of transaction.

PERSPECTIVE OF RCBA ON THE MERGER

     The determination of the Merger Consideration resulted from extensive arm's-length negotiation between the Company and RCBA and their respective representatives. See "-- Background of the Merger." At the conclusion of the negotiation process, RCBA offered to acquire the Company for a price of $1.32 per Share. In determining such price, RCBA analyzed the real estate market in Northern California generally, and the development of the Company owned sites in particular, taking into account current market conditions.

     RCBA did not undertake any formal or informal evaluation of its own as to the fairness of the Merger Consideration to the Company shareholders.

PLANS FOR THE COMPANY AFTER THE MERGER

     Effective upon consummation of the Merger, the manager of the Acquisition LLC will be the initial manager of the Surviving Company. The Surviving Company will not have an Advisory Board.

     Except as otherwise indicated in this Proxy Statement, RCBA does not have any other present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or any other material changes in the Company's corporate structure or business or the composition of the Company's management.

CERTAIN EFFECTS OF THE MERGER

     As a result of the Merger, the entire equity interest of the Company will be owned by RCBA, and the current shareholders will have no continuing interest in the Company. Therefore, following the Merger, the shareholders of the Company other than RCBA will no longer benefit from any increases in the value of the Company and will no longer bear the risk of any decreases in the value of the Company. Following the Merger, RCBA and its affiliates will own 100% of the Company and will have complete control over the management and conduct of the Company's business, all income generated by the Company and any future increase in the Company's value. Similarly, RCBA will also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

     The Shares are currently registered as a class of securities under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange or quoted on the Nasdaq National Market and there are fewer than 300 record holders of the Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a), and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. It is the present intention of RCBA to cause the Company to make an application for the termination of the registration of the Shares under the Exchange Act as soon as practicable after the Effective Time of the Merger.

RELATIONSHIP BETWEEN THE COMPANY AND RCBA

     NO INTERCOMPANY BUSINESS RELATIONSHIP. Not including the Merger Agreement, the transactions contemplated thereby, or as otherwise disclosed in this Proxy Statement, there have been no business relationships between the Company and either RCBA or the Acquisition LLC.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Advisory Board of the Company with respect to the Merger Agreement and the transactions contemplated thereby, shareholders should be aware that certain members of the Advisory Board and management of the Company have certain interests in the Merger in addition to the interests of shareholders of the Company generally. In connection with the Advisory Board's determination that the Merger is fair to the Company's shareholders (excluding RCBA and its affiliates), the Advisory Board carefully considered conflict of interest issues relating to the matters described below.

     INDEPENDENT CONTRACTOR SERVICES AGREEMENT. Larry D. McReynolds, President of the Company, has an Independent Contractor Services Agreement with the Company, under which he is currently paid an annual base salary of approximately $108,000, of which the Company is responsible for 50%. Mr. McReynold's independent contractor agreement provides for bonus compensation in the event of certain "changes in control" of the Company, including a merger involving the Company. Upon consummation of the Merger,

Mr. McReynolds is entitled to receive a bonus of less than 1% of the net value paid to the Company's shareholders, which is estimated to be approximately $200,000.

     INDEMNIFICATION OF OFFICERS AND DIRECTORS. The Merger Agreement provides that, for a period of not less than six years following the Effective Time, the Surviving Company will maintain in effect all rights of indemnification of the officers, directors or employees of the Company provided in its limited liability company agreement or bylaws. RCBA has also agreed to allow the Company, with the Acquisition LLC's prior consent (such consent is not required if the cost does not exceed $110,000), to purchase additional policies of directors' and officers' liability insurance of at least the same coverage as currently maintained by the Company, such policies to be pre-paid and in effect for a period of six years from the Effective Time.

SOURCES AND USES OF FUNDS

     MERGER CONSIDERATION, FEES AND EXPENSES. RCBA estimates that the total consideration payable to shareholders other than RCBA and its affiliates upon consummation of the Merger will be approximately $23,359,000. The estimated fees and expenses incurred or to be incurred by RCBA in connection with the Merger are legal fees and expenses of $75,000 and miscellaneous fees of $25,000. RCBA expects to use working capital funds to make such payments and pay such fees and expenses.

     The estimated fees and expenses incurred or to be incurred by the Company in connection with the Merger, which will be paid by RCBA or the Acquisition LLC, are approximately as follows.

            Legal fees and expenses...................................  $ 100,000
            Printing and mailing fees.................................     10,000
            Commission filing fee.....................................      4,672
            Disbursing Agent fees.....................................      7,000
            Miscellaneous fees........................................      5,000
            Total Fees and Expenses...................................  $ 126,672

     Certain of the Company's officers will receive certain payments if the Merger is consummated. See "-- Interest of Certain Persons in the Merger."

     SOLICITATION FEES AND EXPENSES. Neither RCBA nor the Company will pay any fees or commissions to any broker or dealer or any other person for soliciting Company shareholders with respect to the Merger. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by RCBA or the Acquisition LLC for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Under currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, applicable judicial decisions and administrative rulings, all of which are subject to change, the federal income tax consequences described below are expected to arise in connection with the Merger. Due to the complexity of the Code, the following discussion is limited to the material federal income tax aspects of the Merger for a Company shareholder who is a citizen or resident of the United States. The general tax principles discussed below are subject to retroactive changes that may result from subsequent amendments to the Code. The following discussion does not address potential foreign, state, local and other tax consequences, nor does it address taxpayers subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, regulated investment companies, S corporations and taxpayers subject to the alternative minimum tax. Neither the Company nor RCBA has requested either the Internal Revenue Service or counsel to rule or issue an opinion on the federal income tax consequences of the Merger. ALL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES OF THE DISPOSITION OF THEIR SHARES IN THE MERGER.

  Merger as Sale of Shares

     Although the transaction will be cast in the form of the merger of the Company with Acquisition LLC, for federal income tax purposes it is anticipated that the Merger will be treated as a taxable sale of Shares by each holder of Shares. Accordingly, each holder of Shares will recognize gain or loss by reason of the consummation of the Merger.

  Measure of Gain or Loss

     A shareholder's gain or loss in the Merger will be equal to the difference between the consideration received in the Merger and the shareholder's adjusted basis in the shareholder's Shares. The consideration received will be equal to the sum of the cash received plus the shareholder's allocable share of the Company's liabilities.

     A shareholder's initial basis in the Shares will be the cost of the Shares plus the shareholder's allocable share of the Company's liabilities. For shares received in the distribution from Triad, the shareholder's "cost" of the Shares will be the fair market value of the Shares at the time of the distribution. The basis of the Shares will be increased by the shareholder's share of Company income and by any increases in the shareholder's share of Company liabilities. The basis will be reduced (but not below zero) by distributions from the Company, by the shareholder's share of Company losses, by decreases in the shareholder's share of Company liabilities and by the shareholder's share of expenditures of the Company that are neither deductible in computing taxable income nor required to be capitalized.

     It will not be possible to determine the precise amount of gain or loss on the sale of the Shares until after the Effective Time, because the calculation of gain or loss requires a determination of the Company's liabilities as of the Effective Time and the shareholder's share of the Company's income, gain, loss and deduction for the taxable year in which the Merger occurs. Following the Effective Time, the Company's books will be closed and the shareholders will receive the information they require to determine the adjusted basis of their Shares and the consideration received in the Merger.

  Character of Gain or Loss

     The Shares represent interests in the Company, which is taxed as a partnership for federal income tax purposes. Generally, gain or loss on the sale of a partnership interest is capital gain or loss under Section 741 of the Code. An exception to this general rule is provided in Section 751 of the Code, which treats as ordinary income or ordinary loss any gain or loss on unrealized receivables or inventory items (including real property held for sale to customers).

     A substantial portion of the Property is land held by the Company for sale to customers and any gain or loss attributable to such land will be ordinary income or loss to the shareholders in the Merger. Although the precise amount cannot be calculated until after the Effective Time, it is estimated that each shareholder who received Shares from Triad in the distribution will recognize
approximately $          ordinary gain per Share in the Merger. The balance of
gain, if any, will be capital gain.

     If a shareholder who is an individual (and any individual who is a partner in a partnership that is a shareholder) has held the Shares for more than 12 months but less than 18 months as of the Effective Time, any capital gain will be long term capital gain and will be subject to federal tax at not more than a 28% tax rate. If the Shares have been held for more than 18 months as of the Effective Time, any capital gain will be subject to federal tax at not more than a 20% tax rate. However, it is not anticipated that any of the Shares will have been held for 18 months as of the Effective Time and it is possible that none of the Shares will have been held for more than 12 months at the Effective Time. Any capital gain on Shares held for 12 months or less will be short term capital gain and will be subject to tax at the rates applicable to ordinary income.

  Company Income or Loss Prior to the Merger

     Each shareholder will receive an allocation of the shareholder's share of the Company's income or loss for the periods prior to the Merger. Shareholders should review the discussion in the Company's Information

Statement mailed to shareholders on or about August 21, 1997 under "Tax Considerations" for a summary of the federal income tax consequences of the Company's operations. If the Company has taxable income during the periods prior to the Merger, it is not anticipated that the Company will make any distributions to shareholders and shareholders may be required to pay federal income taxes on Company income.

  Reporting and Withholding

     Cash payments made pursuant to the Merger will be reported to the extent required by the Code to shareholders of the Company and the Internal Revenue Service. The payments will ordinarily not be subject to withholding of federal income tax. However, backup withholding of such tax at a rate of 31% may apply to certain shareholders by reason of the events specified in Section 3406 of the Code and related Treasury Regulations, which include failure of a shareholder to supply the Company or its agent with the shareholder's taxpayer identification number. Accordingly, each Company shareholder will be asked to provide the shareholder's correct taxpayer identification number on a Substitute Form W-9 which is to be included in the letter of transmittal to be sent to shareholders relating to their Shares. Withholding may also apply to Company shareholders who are otherwise exempt from such withholding, such as a foreign person, if that person fails to properly document its status as an exempt recipient.

REDEMPTIONS OF SHARES

     In August, 1997, as part of the consummation of a transaction completed as a part of the formation of the Company, the Management Corp. paid its promissory note due the Company in full, Messrs. Porter and Stevens paid their respective promissory notes due the Management Corp. in full, and the Company redeemed 99,536 Shares from each of Mr. Porter and Mr. Stevens at a price of $0.72 per Share. The net effect of the transaction was to reduce the outstanding Shares of the Company to 19,708,123, the same as the number of Triad Systems Corporation shares which existed immediately prior to formation of the Company and to reduce the number of Shares beneficially owned by Mr. Stevens and Mr. Porter to the same number of Shares they owned in Triad Systems Corporation immediately prior to formation of the Company.

REGULATORY APPROVALS

     Although no particular regulatory approval is required in connection with the proposed Merger, state Attorneys General and private parties may bring legal actions under the federal or state antitrust laws under certain circumstances. There can be no assurance that a challenge to the proposed Merger on antitrust grounds will not be made or of the result if such a challenge is made.

                              THE MERGER AGREEMENT

     The information in this summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached as Exhibit A to this Proxy Statement.

GENERAL

     The Company, the Acquisition LLC and RCBA entered into the Merger Agreement effective September 9, 1997. If the shareholders of the Company approve the Merger Agreement, the Acquisition LLC will be merged with and into the Company, with the result that the separate corporate existence of the Acquisition LLC will then cease. The Company will be the Surviving Company and will be an affiliate of RCBA. At the Effective Time, the Shares will be converted automatically into the right to receive cash, as described below. See
"-- Consideration to be Received by Shareholders." The Shares will no longer be listed or traded in any public market, and the registration of the Shares under the Exchange Act will be terminated.

EFFECTIVE TIME

     If the Merger Agreement is adopted by the majority vote of the Company's shareholders, the Merger will be consummated and become effective upon the acceptance for record of the Certificate of Merger by the Delaware Secretary of State on a date as soon as practicable after conditions to the Merger are satisfied (or waived to the extent permitted), or such other date agreed on by the parties. It is currently contemplated that the Effective Time will occur on or about December 31, 1997. There can be no assurance that all conditions to the Merger will be satisfied. See "-- Conditions to Consummation of the Merger."

CONSIDERATION TO BE RECEIVED BY SHAREHOLDERS

     In connection with the Merger, each Share outstanding immediately prior to the Effective Time will be converted into the right to receive $1.32 in cash, without interest (the cash consideration per share to be paid to the Company's shareholders in the Merger being sometimes referred to herein as the "Merger Consideration")."

PAYMENT FOR SHARES

     Payment for Shares. First Trust of California, National Association (the "Disbursing Agent") will act as the paying agent for payment of the Merger Consideration to the holders of the Shares. Instructions with regard to the surrender of certificates formerly representing Shares, together with the letter of transmittal to be used for that purpose, will be mailed to shareholders as soon as practicable after the Effective Time. As soon as practicable following receipt from the shareholder of a duly executed letter of transmittal, together with certificates formerly representing Shares and any other items specified by the letter of transmittal, the Disbursing Agent will pay the Merger Consideration to the shareholder, by check or draft.

     After the Effective Time, the holder of a certificate formerly representing Shares will cease to have any rights as a shareholder of the Company, and the holder's sole right will be to receive the Merger Consideration with respect to the Shares. If payment is to be made to a person other than the person in whose name the surrendered certificate is registered, it will be a condition of payment that the certificates so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting the payment shall pay any transfer or other taxes required by reason of the payment or establish to the satisfaction of the Surviving Company that the taxes have been paid or are not applicable. No transfer of Shares outstanding immediately prior to the Effective Time will be made on the stock transfer books of the Surviving Company after the Effective Time.

     To the extent permitted by law, the appointment of the Disbursing Agent may be terminated at any time by RCBA upon notice to the Disbursing Agent, or by the Disbursing Agent upon 30 days notice to RCBA. Any portion of the Merger Consideration remaining undistributed one year after the Effective Time will be returned to the Surviving Company, and any holders of unsurrendered Share certificates may surrender them to the Surviving Company and (subject to abandoned property, escheat or similar laws) receive the Merger Consideration to which they are entitled.

     SHAREHOLDERS OF THE COMPANY SHOULD NOT FORWARD THEIR SHARE CERTIFICATES TO THE DISBURSING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND SHOULD NOT RETURN THEIR SHARE CERTIFICATES WITH THE ENCLOSED PROXY.

     No Interest on Payment Amounts. In no event will holders of Shares be entitled to receive payment of any interest on the Merger Consideration.

OPERATIONS OF THE COMPANY PRIOR TO THE MERGER

     The Company has agreed that, prior to the Effective Time, the business of the Company will be conducted in accordance with certain restrictions set forth in the Merger Agreement. Among other things, the Company has agreed that, except as the Company and the Acquisition LLC may otherwise agree, the Company will operate only in the ordinary course of business, and the Company will not do any of the following: (a) take any action which would or could reasonably be expected to jeopardize any of its material contracts or its good standing with any applicable governmental agency with jurisdiction over the Company, or (b) declare, set aside or pay any dividend or other distribution in respect of its membership interests, whether in securities, cash, or other property, redeem, repurchase or otherwise acquire any of its outstanding Shares, or issue any membership interests or any right to acquire or convert into membership interests.

     In addition, the Company has agreed that until the earlier of the termination of the Merger Agreement or the Effective Time, neither the Company nor any of its employees or representatives will take any action to solicit, initiate or encourage the submission of any Acquisition Proposal (as defined below) or enter into any agreement for or relating to any Acquisition Proposal (an "Acquisition Agreement"). Notwithstanding the foregoing, at any time prior to obtaining the approval of the Company shareholders to the Merger, the Company may, in response to an unsolicited written request for information made by a third party to the Company, provide information to or have discussions or negotiations with the third party if the Advisory Board of the Company, after having considered the advice of outside counsel, has determined in good faith that it is the fiduciary duty under applicable law of such Advisory Board members to do so.

     An Acquisition Proposal is defined in the Merger Agreement as a proposal for any (i) merger, consolidation or similar transaction involving the Company,
(ii) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of either (a) assets of the Company representing 75% or more of the consolidated assets of the Company in one transaction, or (b) all or substantially all of the undeveloped Property on one transaction (but not including solicitation of sales of individual parcels of the undeveloped Property), (iii) issuance, or other acquisition or disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the voting power of the Company, or (iv) transaction in which any person or group of persons would acquire beneficial ownership or the right to acquire beneficial ownership, or any group shall have been formed which beneficially owns or would own or would have the right to acquire beneficial ownership of 20% or more of the outstanding Shares, other than transactions contemplated by the Merger Agreement.

CONDITIONS TO CONSUMMATION OF THE MERGER

     The Merger will occur only if the Merger Agreement is approved and adopted by majority vote of the holders of the Shares. Consummation of the Merger also is subject to the satisfaction of the following conditions specified in the Merger Agreement, unless the conditions are waived (to the extent waiver is permitted by law). The failure of any of these conditions to be satisfied, if not waived, would prevent consummation of the Merger.

     The obligations of the Acquisition LLC to consummate the Merger are subject to satisfaction of the following conditions: (i) the Merger shall have been approved by a majority vote of the shareholders of the Company, (ii) no temporary restraining order, preliminary or permanent injunction or other order of any court or other judicial or administrative body of competent jurisdiction (each, an "Injunction") which prohibits or prevents the consummation of the Merger shall have been issued and remain in effect, (iii) the Company shall have performed in all material respects its agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time, (iv) each of the representations and warranties of the Company contained in the Merger Agreement shall be true in all material respects when made on and as of the Effective Time, and (v) the Company shall have obtained all consents, appeals, releases or authorizations from, and shall have made all filings and registrations to or with, any person necessary to be obtained or made in order to consummate the transactions contemplated by the Merger Agreement.

     The obligations of Company to consummate the Merger are subject to satisfaction of the following conditions: (i) the Merger shall have been approved by a majority vote of the shareholders of the Company, (ii) no Injunction which prohibits or prevents the consummation of the Merger shall have been issued and remain in effect, (iii) the Acquisition LLC shall have performed in all material respects its agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time, (iv) each of the representations and warranties of the Acquisition LLC contained in the Merger Agreement shall be true in all material respects when made on and as of the Effective Time, and (v) the Merger Consideration shall have been deposited with the Disbursing Agent with irrevocable instructions to exchange the Shares for the Merger Consideration in accordance with the terms of the Merger Agreement immediately upon notification by the Company and the Acquisition LLC of the Effective Time.

TERMINATION

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the filing of Certificate of Merger with the Delaware Secretary of State whether before or after action by the Company's shareholders and without further approval by the Company's shareholders under any of the following circumstances: (i) by mutual consent of the Board of Directors of the Acquisition and the Company's Advisory Board; (ii) by either the Acquisition LLC or the Company, if the Merger shall have not been consummated on or before January 31, 1998; provided that this particular right to terminate shall not be available to any party whose failure to perform in any material respect any covenant under the Merger Agreement has been the cause of or resulted in whole or in part in the failure of the Merger to be consummated before January 31, 1998; (iii) by either the Acquisition LLC or the Company, if there shall be any Injunction or other order by any court which is final and nonappealable preventing the consummation of the Merger; (iv) by either the Acquisition LLC or the Company if the Company shareholders do not approve the Merger Agreement and the transactions contemplated thereby; or (v) by the Acquisition LLC if the Merger Agreement and the transactions contemplated thereby shall not have been submitted for approval by the Company's shareholders by January 31, 1998.

     In addition, the Merger Agreement may be terminated by (a) the Acquisition LLC, if the Advisory Board withdraws, modifies in a manner adverse to the Acquisition LLC, or refrains from making its recommendation concerning the Merger, or the Advisory Board shall have recommended to the Company shareholders any Acquisition Proposal or the Company shall have entered into an Acquisition Agreement, or, other than in connection with the Company's delivery of a Superior Proposal Notice (as defined below), the Advisory Board shall have resolved to do any of the foregoing, and (b) by the Company, if by a good faith vote, with the advice of outside legal counsel, in order to avoid breaching its fiduciary duties to Company shareholders under applicable law, (1) the Advisory Board has delivered to the Acquisition LLC a Superior Proposal Notice, (2) the Company has paid the Termination Fee (as defined below), and (3) five business days have passed since the Acquisition LLC received the Superior Proposal Notice. A "Superior Proposal Notice" is written notice advising the Acquisition LLC that the Advisory Board has received a Superior Proposal (as defined below) which the Advisory Board has authorized and intends to effect, specifying the material terms and conditions of such Superior Proposal and identifying the person making the Superior Proposal. A "Superior Proposal" is a definitive unconditioned agreement with a third party, with all due diligence investigations completed, to acquire, directly or indirectly, more than 50% of the membership interests of the Company, assets of the Company representing 75% or more of the real estate assets of the Company in one transaction (but not solicitation of sales of individual parcels of the Property) or all or substantially all of the undeveloped Property in one transaction (but not solicitation of sales of individual parcels of the undeveloped Property), and otherwise on terms which the Advisory Board determines in its good faith judgment to be more favorable from a financial point of view to the Company shareholders than the Merger Agreement, the Merger and the transactions contemplated thereby and for which financing, to the extent required, is then committed.

TERMINATION FEE

     The Merger Agreement requires the Company to pay the Acquisition LLC a termination fee of $1.3 million (the "Termination Fee") if the Board of Directors of the Company takes the action described in clause (b) above under the caption "-- Termination," (but only if the Company executes the agreement contemplating the Superior Proposal within three business days after the receipt by the Acquisition LLC of the Superior Proposal Notice) or the Merger Agreement is terminated by the Acquisition LLC for any of the reasons set forth in clauses
(v) or (a) above under such caption.

ACCOUNTING TREATMENT

     The Merger will be accounted for under the purchase method of accounting under which the total consideration paid in the Merger will be allocated among the Surviving Company's consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed.

                       RIGHTS OF DISSENTING SHAREHOLDERS

     No appraisal rights are provided for the Company shareholders under the Delaware limited liability company act or under the Company's limited liability company agreement. Neither the Company, RCBA or the Acquisition LLC will be voluntarily providing appraisal rights to the Company shareholders who object to the transactions contemplated by the Merger Agreement. Neither the Company nor RCBA is aware of any appraisal rights available to objecting shareholders under applicable law.

          SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

SHARE OWNERSHIP

     The following table sets forth certain information, as of June 30, 1997, with respect to the beneficial ownership of Shares by (i) all persons known by the Company to beneficially own more than 5% of the outstanding Shares, (ii) each Advisory Board member of the Company, (iii) each executive officer of the Company, and (iv) all executive officers and directors of the Company as a group. For purposes of this table, beneficial ownership of securities is defined in accordance with the rules of the Commission and means generally the power to vote or dispose of securities, regardless of any economic interest therein. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the Shares indicated.

                                                          AMOUNT AND NATURE OF
                  NAME AND ADDRESS OF                     BENEFICIAL OWNERSHIP
                    BENEFICIAL OWNER                           OF SHARES           PERCENT OF CLASS(1)
--------------------------------------------------------  --------------------     -------------------
Richard C. Blum.........................................        2,012,158(2)              10.2%
  909 Montgomery Street, Suite 400
  San Francisco, CA 94133
Manchester Securities Corp..............................        1,914,760(3)               9.7%
  712 Fifth Avenue
  New York, NY 10019
Farallon Capital Management, L.L.C......................        1,569,900(4)               8.0%
  One Maritime Plaza, Suite 1325
  San Francisco, CA 94111
Pioneering Management Corporation.......................        1,237,950                  6.3%
  60 State Street
  Boston, MA 02109
Gabelli Funds, Inc......................................        1,031,200(5)               5.2%
  One Corporate Center
  Rye, New York 10580-1434
James R. Porter.........................................          828,664                  4.2%
  3055 Triad Drive
  Livermore, CA 94550
William W. Stevens......................................          324,154(6)               1.6%
  3055 Triad Drive
  Livermore, CA 94550
3055 Management Corp....................................          199,072(7)               1.0%
  3055 Triad Drive
  Livermore, CA 94550
Stanley F. Marquis......................................          136,824                  0.7%
  3055 Triad Drive
  Livermore, CA 94550
Larry D. McReynolds.....................................           19,317                  0.1%
  3055 Triad Drive
  Livermore, CA 94550
Martin W. Inderbitzen...................................                0                    0%
  3055 Triad Drive
  Livermore, CA 94550
All Executive Officers and Advisory Board Members as a
  Group.................................................        1,508,031                  7.7%

---------------

(1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all Shares shown as beneficially owned by them, subject to community property laws, where applicable.

(2) Richard C. Blum ("Mr. Blum") is a controlling person and Chairman of Richard
    C. Blum & Associates Inc. ("Inc."), which is the general partner of Richard
    C. Blum & Associates LP ("LP"). These Shares are directly owned by three limited partnerships for which LP is the general partner (BK Capital Partners II, 111,111 Shares; BK Capital Partners III, 500,000 Shares; and BK Capital Partners IV, 1,387,047 Shares). Mr. Blum disclaims beneficial ownership of these securities except to the extent of his pecuniary interest thereof.

(3) Manchester Securities Corp. is wholly-owned by Elliott Associates, L.P. ("Elliott"). Paul E. Singer ("Singer") and Braxton Associates, L.P., a New Jersey limited partnership, which is controlled by Singer, are the general partners of Elliott.

(4) Includes 1,363,200 Shares held by Farallon Capital Partners, L.P. and 206,700 Shares held by Tinicum Partners, L.P.

(5) Includes 205,000 Shares held by GAMCO Investors, Inc., 169,900 Shares held by Gabelli Performance Partnership L.P. and 656,300 Shares held by Gabelli Associates Fund. Mario J. Gabelli is the Chairman, Chief Executive Officer and Chief Investment Officer of Gabelli Funds, Inc.

(6) Includes 324,154 Shares held as tenant-in-common with Virda J. Stevens.

(7) In addition to the totals shown in the above table, Messrs. Porter and Stevens are deemed to be the beneficial owners of 199,072 Shares by virtue of their respective 50% equity ownership in 3055 Management Corp.

TRANSACTIONS BY CERTAIN PERSONS IN THE SHARES

     No transactions in the Company's Shares were effected by any Advisory Board member or executive officer of the Company during the 60 day period preceding the date of this Proxy Statement.

                        MANAGEMENT OF THE COMPANY, RCBA
                            AND THE ACQUISITION LLC

     Certain information concerning the directors and executive officers of the Company, RCBA and the Acquisition LLC is set forth below. Unless otherwise indicated, each such person is a citizen of the United States and the address of each such person is that of the Company, RCBA or the Acquisition LLC, as the case may be. Such addresses are set forth under the caption "SUMMARY -- The Company" and "-- RCBA."

THE COMPANY

     The names, ages, principal occupations and employment history for the past five years of the members of the Advisory Board and executive officers of the Company, and the Board of Directors and executive officers of the Management Corp. are set forth below.

     James R. Porter, 61, has been a member of the Company's Advisory Board since the Company's inception in February, 1997, and has been a director and Vice President of the Management Corp. since its inception in February, 1997. He is Chairman of the Board of CCI/Triad. He was President and Chief Executive Officer of Triad from September, 1985 until its merger with Cooperative Computing, Inc. in February, 1997. He is also a director of Silicon Valley Bank, Brock International, Inc. and Cellular Technical Services, Inc.

     William W. Stevens, 65, has been a member of the Company's Advisory Board since the Company's inception in February, 1997, and has been a director and Chairman of the Management Corp. since its inception in February, 1997. He was Chairman of the Board of Triad from 1972 until its merger with Cooperative Computing, Inc. in February, 1997. He is the founder of Triad and was its President and Chief Executive Officer from its inception until September, 1985.

     Stanley F. Marquis, 54, has been a member of the Company's Advisory Board since the Company's inception in February, 1997. He was President of Triad Systems Financial Corporation from August, 1983 until June 30, 1997. Mr. Marquis was also Treasurer of Triad from September, 1987 until June 30, 1997, and was its Vice President, Finance from December, 1994 until March, 1997.

     Martin W. Inderbitzen, 45, has been a member of the Company's Advisory Board since March, 1997. He has been a member of the State Bar of California since 1976, maintaining a private general civil law practice since that time. His practice has emphasized land use entitlement and zoning work almost exclusively for the past ten years.

     Larry D. McReynolds, 52, has been the President of the Company since its inception in February, 1997. He joined Triad in September, 1984 as its Manager, Facilities and became Manager, Real Estate and Facilities in June, 1992. In July, 1994 he also assumed responsibility for Triad's Office Services. He is currently employed in similar capacities for CCI/Triad.

RCBA AND AFFILIATES

     RCBA. The names, principal occupations and employment history for the past five years of the directors and executive officers of RCBA are set forth below.

     Richard C. Blum, 62, has been President and Chairman of RCBA since 1994 and has been President and Chairman of RCBA Inc. since 1985.

     Nils Colin Lind, 41, has been Managing Director of RCBA since 1994 and has been Managing Director of RCBA Inc. since 1987. Mr. Lind is a Norwegian citizen.

     Jeffrey W. Ubben, 36, has been Managing Director of Investments of RCBA since April, 1995. Prior to that, he was a portfolio manager for Fidelity Management and Research Company from March, 1991 until March, 1995.

     William C. Johnston, 44, has been Managing Director of Investments of RCBA since August, 1997. Prior to that, he was a Managing Director of APAC Holdings Ltd., a direct investment firm in Hong Kong, from 1991 until July, 1997.

     John C. Walker, 36, has been a Managing Director of RCBA since April, 1997. Prior to that, he held various positions with Pexco Holdings, Inc. from Ocotber, 1992 until March, 1997.

     Murray A. Indick, 38, has been Managing Director and General Counsel of RCBA since April, 1997. He was a partner with the law firm of Dechert Price & Rhoads from December, 1996 until March, 1997. He was with the law firm of Wilmer, Cutler & Pickering from November, 1985 to March, 1992 and from September, 1993 until November, 1996, and was Deputy General Counsel of First American Bankshares from April, 1992 until August, 1993.

     George F. Hamel, Jr., 40, has been Managing Director of Marketing of RCBA since April, 1996. He was Vice President of Private Capital Management, Inc. from March, 1992, until March, 1996.

     Marc T. Scholvinck, 40, has been Managing Director and Chief Financial Officer of RCBA since March, 1996. He was Vice President and Controller of RCBA from November, 1995 until March, 1996, and was Director of Finance and Controller of RCBA Inc. from January, 1994 until November, 1995, positions he also held with RCBA Inc. from August, 1991 until March, 1993. He was a self-employed financial consultant from March, 1993 until December, 1993 and served as Financial Director of Leopard Rock Hotel (Pty) Ltd. during that period.

     Thomas L. Kempner, 70, has been a Director of RCBA, Inc. since May, 1985. He has been Chairman of Loeb Partners Corp. since December, 1979.

THE ACQUISITION LLC

     RCBA is the Managing Member of the Acquisition LLC. All information regarding the directors and executive officers of RCBA may be found in the preceding section.

CERTAIN PROCEEDINGS

     During the past five years, neither the Company, RCBA, the Acquisition LLC, nor any of the individuals named above with respect to those entities has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors), or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding been or become subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws of finding any violation with respect to such laws.

                             SHAREHOLDER PROPOSALS

     In the event the Merger is not consummated for any reason, proposals of shareholders intended to be presented at the 1998 annual meeting of shareholders must be received by the Company at its principal executive offices not later than December 15, 1997 for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Shareholders should mail any proposals by certified mail return receipt requested.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The financial statements of the Company as of September 30, 1996, incorporated by reference in this Proxy Statement, have been audited by Coopers & Lybrand LLP, independent public accountants.

     A representative of Coopers & Lybrand LLP will be at the Special Meeting to answer questions by shareholders and will have the opportunity to make a statement if so desired.

                     INFORMATION INCORPORATED BY REFERENCE

     The Company's Information Statement on Form 10-SB dated June 20, 1997, Quarterly Report on Form 10-QSB for the quarters ended June 30, 1997 and September 30, 1997 and its Current Reports on Form 8-K dated September 10, 1997 and September 15, 1997 as filed by the Company with the Commission (Commission File No. 0-22343), are incorporated by reference into this Proxy Statement.

     All documents filed by the Company pursuant to sections 13(a), 13(c), 14 or 15(d) or the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Copies of the documents (without exhibits) incorporated by reference in this Proxy Statement are available without charge upon written or oral request from Larry
D. McReynolds, President, Triad Park, LLC, 3055 Triad Drive, Livermore, California 94550 (telephone (510)449-0606).

                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copies made at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of Commission at its Washington, D.C. address at prescribed rates. The Commission also maintains a Web site address, http://www.sec.gov.

                             ADDITIONAL INFORMATION

     This Proxy Statement contains information disclosed pursuant to Rule 13e-3 under the Exchange Act, which governs so-called "going private" transactions by certain issuers and their affiliates. At the time the Company and RCBA entered into the Merger Agreement, RCBA owned 1,998,158 Shares which represents approximately 10.1% of the voting power of the Company's Shares. Although neither the Company nor RCBA believes that RCBA or the Acquisition LLC was than an "affiliate" of the Company within the meaning of Rule 13e-3(a)(1) of the Exchange Act, RCBA, the Acquisition LLC and the Company are filing a Rule 13e-3 Transaction Statement ("Schedule 13E-3") with the Commission to furnish information with respect to the transactions described herein. This Proxy Statement does not contain all of the information set forth in the Schedule 13E-3, parts of which are omitted in accordance with the regulations of the Commission. The Schedule 13E-3, and any amendments thereto, including exhibits filed as part thereof, will be available for inspection and copying at the offices of the Commission as set forth above.

                                          By Order of the Advisory Board

                                          James R. Porter
                                          Vice President, 3055 Management Corp.,
                                          Manager of the Company

Livermore, California
November   , 1997

                                TRIAD PARK, LLC
                                3055 TRIAD DRIVE
                          LIVERMORE, CALIFORNIA 94550

          NOTICE OF SPECIAL MEETING OF SHAREHOLDERS DECEMBER   , 1997
            THIS PROXY IS SOLICITED ON BEHALF OF THE ADVISORY BOARD

    The undersigned appoints Larry D. McReynolds and Stanley F. Marquis, and each of them, with power to act without the other and with all the right of substitution in each, the proxies of the undersigned to vote all shares of Triad
Park, LLC (the "Company") held by the undersigned on November   , 1997, at the
Special Meeting of Shareholders of the Company, to be held on December   , 1997
at 9:00 a.m. local time at the offices of the Company, 3055 Triad Drive, Livermore, California 94550, and all adjournments thereof, with all powers the undersigned would possess if present in person. All previous proxies given with respect to the meeting are revoked.

    Receipt of Notice of Special Meeting of Shareholders and Proxy Statement is acknowledged by your execution of this proxy. Complete, sign, date, and return this proxy in the addressed envelope -- no postage required. Please mail promptly to save further solicitation expenses.

1. Approval of Merger Agreement, dated              [ ] FOR THE MERGER           [ ] AGAINST THE MERGER          [ ] ABSTAIN
   September 9, 1997, by and between TPL
   Acquisition, LLC, Richard C. Blum &
   Associates, LP and Triad Park, LLC

             (continued, and to be dated and signed, on other side)

2. To vote with discretionary authority upon such other matters as may come before the meeting. (Discretionary authority will be only exercised with respect to votes in favor or abstentions.)

                      [ ] APPROVED            [ ] WITHHELD

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS PROVIDED BY THE UNDERSIGNED SHAREHOLDER, THIS PROXY WILL BE VOTED "FOR" ITEM 1 LISTED HEREIN, UPON ALL OTHER MATTERS, THE PROXIES SHALL VOTE AS THEY DEEM IN THE BEST INTERESTS OF THE COMPANY.

                                             SIGNATURE(S)

                                             -----------------------------------

                                             -----------------------------------
                                             Dated:  , 1997

                                             INSTRUCTION: When shares are held
                                             by joint tenants, all joint tenants
                                             should sign. When signing as
                                             attorney, executor, administrator,
                                             trustee, custodian, or guardian,
                                             please give full title as such. If
                                             shares are held by a corporation,
                                             this proxy should be signed in full
                                             corporate name by its president or
                                             other authorized officer. If a
                                             partnership holds the shares
                                             subject to this proxy, an
                                             authorized person should sign in
                                             the name of such partnership.